                                                                    Exhibit 21.1

                              List of Subsidiaries
                              --------------------

Name                                     State or Other Jurisdiction of Organization
----                                     -------------------------------------------
NCRIC, Inc. ............................ District of Columbia

National Capital Insurance Brokerage,
 Ltd. .................................. District of Columbia


NCRIC Insurance Agency, Inc. ........... District of Columbia

Commonwealth Medical Liability
 Insurance Company ..................... Virginia

NCRIC MSO, Inc. ........................ Delaware

NCRIC Physicians Organization, Inc. .... District of Columbia

HCI Ventures, LLC ...................... Virginia